FieldPoint Petroleum Announces Acquisition

Acquired Reserves Replace More Than Total 2007 Estimated Production

AUSTIN, Texas (Aug 27, 2007) / BusinessWire/ - FieldPoint Petroleum Corporation (AMEX: - FPP - News) today announced the acquisition of a working interest in the Apache Bromide Unit in Caddo County, Oklahoma.  The acquisition price is $1,880,000 for an approximate working interest of 25% and net revenue interest of 22% in the leasehold and related equipment, effective August 1, 2007.  Based upon engineering reports and certain standard assumptions, this is expected to add approximately 80,000 BOE in proved developed producing reserves net to FieldPoint. FieldPoint’s belief is that the proved producing reserves will increase when addition wells come online.

“We are excited to have the successful bid for this property.  It is an important acquisition for FieldPoint." stated Ray Reaves, President and CEO for FieldPoint.  "We estimate that the reserves acquired will replace more than 100% of our total 2007 oil and natural gas production, while at the same time immediately adding approximately 30 barrels in daily oil production.  We also believe that this acquisition could further serve to increase our production by affording FieldPoint the opportunity for certain development in this field."

As with its previous acquisitions, FieldPoint plans for an active redevelopment program with this property, designed to increase production and reserves.  However, no time frame can be given as to when, or if, any redevelopment activity will begin.

Quantum Resources Management LLC is the operator of this property.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com